SHARE PURCHASE AGREEMENT

ALPS VARIABLE INVESTMENT TRUST
On behalf of its series, ALPS/QMA Market Participation Portfolio (the “Portfolio”)

This Agreement is made effective as of the 30th  day of April, 2016 between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and ALPS Variable Investment Trust, a Delaware statutory trust (the “Trust”), on behalf of the Funds.

WHEREAS, the Portfolio wishes to sell to ALPS, and ALPS wishes to purchase from the Portfolio, shares of beneficial interest of each class of shares of the Portfolio in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Portfolio.

NOW, THEREFORE, the parties hereto agree as follows:

1.            Simultaneously with the execution of this Agreement, ALPS is delivering to the Portfolio payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

/s/ Patrick Buchanan
By:	Patrick Buchanan
Its:	Treasurer

ALPS VARIABLE INVESTMENT TRUST

/s/ Alex J. Marks
By:	Alex J. Marks
Its:	Secretary

Appendix A

Class I Shares

Portfolio	Number of Shares	Share Price	Total Purchase Price Paid to Portfolio
ALPS/QMA Market Participation Portfolio	1	$10.00	$10

Class III Shares

Portfolio	Number of Shares	Share Price	Total Purchase Price Paid to Portfolio
ALPS/QMA Market Participation Portfolio	1	$10.00	$10